UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 28, 2007

FMC CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-2376 (Commission File Number)	94-0479804 (I.R.S. Employer Identification No.)

1735 Market Street
Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 299-6000

                                           Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

FMC Corporation (the “Company”) executed a Credit Agreement, dated as of August 28, 2007, among FMC Corporation and certain Foreign Subsidiaries (together, the “Borrowers”), the Lenders and Issuing Bank Named Therein, Citibank, N.A., as Administrative Agent, Wachovia Bank, National Association, as Documentation Agent, Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as Joint Lead Arrangers and Co-Book Managers, and Bank of America, N.A., as Syndication Agent (the “2007 Credit Agreement”).

The 2007 Credit Agreement provides for a $600 million revolving credit facility ($300 million of which is available for the issuance of letters of credit for the account of the Borrowers) with an expansion feature, subject to certain conditions, to increase the facility to $1 billion (the “Credit Facility”). The Credit Facility is an unsecured obligation which ranks pari passu with all other unsecured indebtedness of the Company.

The proceeds of the Credit Facility are being used to refinance obligations under the Company’s credit agreement dated as of June 21, 2005 (the “2005 Credit Agreement”), which is being terminated; to pay any related transaction costs, fees and expenses; and for general corporate purposes, including issuances of letters of credit.

Amounts under the Credit Facility may be borrowed, repaid and reborrowed from time to time until the maturity of the Credit Facility on the fifth anniversary of the closing date of the 2007 Credit Agreement, with the option, subject to certain conditions, for two additional one-year extensions. Voluntary prepayments and commitment reductions under the Credit Facility are permitted at any time without payment of any prepayment fee upon proper notice and subject to minimum dollar amounts.

Loans under the 2007 Credit Agreement will bear interest at either a floating rate, which will be a base rate, or a Eurocurrency rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for the relevant term, plus an applicable margin. The base rate will be the higher of Citibank, N.A.’s base rate or one-half of one percent above the Federal Funds Rate. The initial margin is 0.35 percent per year, subject to adjustment based on the rating assigned to the Credit Facility.

Under the 2007 Credit Agreement, the Company is required to pay a facility fee on the total amount of the Credit Facility. The initial facility fee is 0.10 percent per year. The facility fee is subject to adjustment based on the rating assigned to the Credit Facility. The Company will also pay fees with respect to the base amount of letters of credit at a rate per year equal to the applicable margin for Eurocurrency rate borrowings under the Credit Facility, plus a 0.10 percent per annum issuance fee.

The Credit Facility is unsecured, except that the Company has given the lenders a guaranty with respect to payment of the loans made to the Company’s foreign subsidiaries. The 2007 Credit Agreement contains financial and other covenants, including a maximum leverage ratio and minimum interest coverage ratio, and includes limitations on, among other things, liens, certain acquisitions, consolidations and sales of assets.

The foregoing does not constitute a complete summary of the terms of the Credit Facility and reference is made to the complete text of the governing document, which is filed as Exhibit 10.1 to this Form 8-K.

Some of the lenders under the Credit Facility and their affiliates have various relationships with the Company involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition, the Company has entered into interest rate, foreign exchange and energy derivative arrangements with some of the lenders and their affiliates.

Item 1.02. Termination of a Material Definitive Agreement.

The disclosures required by this item with respect to the termination of the 2005 Credit Agreement are included in Item 1.01 and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 28, 2007, the Company issued a press release regarding the Credit Facility. The press release is being furnished with this Current Report on Form 8-K as Exhibit 99.1 and is hereby incorporated herein by reference.

The information provided in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing made by the Registrant pursuant to the Securities Act of 1933, as amended, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated as of August 28, 2007, among FMC Corporation and certain Foreign Subsidiaries, the Lenders and Issuing Bank Named Therein, Citibank, N.A., as Administrative Agent, Wachovia Bank, National Association, as Documentation Agent, Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as Joint Lead Arrangers and Co-Book Managers and Bank of America, N.A., as Syndication Agent.

99.1	Press Release dated August 28, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC CORPORATION (Registrant)

By:	/s/ Thomas C. Deas, Jr.
Name: Thomas C. Deas, Jr. Title: Vice President and Treasurer

Dated: August 29, 2007

Exhibit Index

Exhibit No.	Exhibit Description

10.1	Credit Agreement, dated as of August 28, 2007, among FMC Corporation and the Foreign Subsidiaries Party Thereto From Time to Time, the Lenders and Issuing Bank Named Therein, Citibank, N.A., as Administrative Agent, Wachovia Bank, National Association, as Documentation Agent, Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as Joint Lead Arrangers and Co-Book Managers, and Bank of America, N.A., as Syndication Agent.

99.1	Press Release dated August 28, 2007.